SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 28, 2016

CENTRAL VALLEY COMMUNITY BANCORP
(Exact Name of Registrant as Specified in Charter)

California	000-31977	77-0539125
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7100 N. Financial Drive, Suite 101, Fresno, California	93720
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (559) 298-1775

(Former Name or Former Address, if Changed Since Last Report)          Not Applicable

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 28, 2016, Central Valley Community Bancorp (NASDAQ: CVCY), a bank holding company headquartered in Fresno, California, its wholly owned subsidiary, Central Valley Community Bank, and Sierra Vista Bank (OTCBB: SVBA), headquartered in Folsom, California, entered into an Agreement and Plan of Reorganization and Merger (the “Merger Agreement”). Under the terms of the agreement, Sierra Vista Bank, with three branches located in Folsom and Fair Oaks (Sacramento County), and Cameron Park (El Dorado County), will merge with Central Valley Community Bank (the “Merger”). The transaction is subject to customary closing conditions, including regulatory approvals and approval by Sierra Vista Bank’s shareholders. The Central Valley Community Bancorp and Sierra Vista Bank boards of directors have approved the transaction, which is expected to close in the fourth quarter of 2016.

The transaction is initially valued at approximately $24.0 million or $5.22 per share to Sierra Vista Bank shareholders. The purchase price is to be paid in cash and in Central Valley Community Bancorp common stock. Based on a value of $12.00 per share of Central Valley Community Bancorp common stock, an aggregate of approximately 1,069,513 shares of Central Valley Community Bancorp common stock would be issued and $11,136,000 would be paid in cash. Sierra Vista Bank shareholders will have the right to elect whether to receive merger consideration 100% in cash, or 100% in stock, or as a combination (in each case, subject to pro ration). At the value of $12.00 per share of Central Valley Community Bancorp common stock, the merger consideration consists of 58% stock and 42% cash, excluding the redemption of in-the-money stock options and warrants, with Sierra Vista Bank shareholders entitled to receive approximately $2.18 and 0.2513 shares of Central Valley Community Bancorp common stock per share. The total purchase price is subject to adjustments and closing conditions, including potential adjustments if the volume weighted average trading price of Central Valley Community Bancorp common shares rises or falls beyond certain levels prior to closing.

To the extent not exercised prior to the closing, holders of in-the-money warrants and options to purchase shares of Sierra Vista Bank common stock will receive cash in an amount equal to the excess of the per-share value of the merger over the exercise price of each such warrant or option, as described in additional detail in the Merger Agreement. Central Valley Community Bancorp and Central Valley Community Bank have each agreed to appoint Sierra Vista Bank CEO Gary Gall to their respective Board of Directors.

The Merger Agreement and the Joint Press Release issued on April 29, 2016, regarding this transaction appear as exhibits to this report.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.2 hereto, and is incorporated into this report by this reference.

Item 8.01 Other Events.

On April 29, 2016, Central Valley Community Bancorp and Sierra Vista Bank issued a Joint Press Release relating to the Merger.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits *

2.2 The Agreement and Plan of Reorganization and Merger by and among Central Valley Community Bancorp, Central Valley Community Bank, and Sierra Vista Bank, dated April 28, 2016.

99.1 Central Valley Community Bancorp and Sierra Vista Bank Joint Press Release  dated April 29, 2016, announcing the Reorganization Agreement and Plan of Merger by and among Central Valley Community Bancorp, Central Valley Community Bank, and Sierra Vista Bank.

* Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Central Valley Community Bancorp hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Central Valley Community Bancorp

Date: April 29, 2016	By:	/s/ James M. Ford
Name: James M. Ford
Title: President and Chief Executive Officer (principal executive officer)

EXHIBIT INDEX

Exhibit No.	Description
2.2	The Agreement and Plan of Reorganization and Merger by and among Central Valley Community Bancorp, Central Valley Community Bank, and Sierra Vista Bank dated April 28, 2016.

99.1
Central Valley Community Bancorp and Sierra Vista Bank Joint Press Release dated April 29, 2016, announcing the Agreement and Plan of Reorganization and Merger by and among Central Valley Community Bancorp, Central Valley Community Bank, and Sierra Vista Bank.

4